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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             Registration Statement under the Securities Act of 1933

                                AZZ incorporated
               (Exact name of issuer as specified in its charter)


             Texas
(State or other jurisdiction of                       75-0948250
 incorporation or organization)          (I.R.S. Employer Identification Number)


  University Centre I, Suite 200,                        76107
    1300 South University Dr.                         (ZIP Code)
       Fort Worth, Texas
(Address of Principal Executive Offices)


                                AZZ incorporated
                          2001 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 DAVID H. DINGUS
                                President and CEO
            University Centre I, Suite 200, 1300 South University Dr.
                             Fort Worth, Texas 76107
                     (Name and address of agent for service)

                                 (817) 810-0095
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                    Sam Rosen
                    Shannon, Gracey, Ratliff & Miller, L.L.P.
                           777 Main Street, Suite 3800
                             Fort Worth, Texas 76102
                                 (817) 877-8108

    APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLAN:
     From time to time after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE


         Title of                                Proposed Maximum       Proposed Maximum
     Securities to be           Amount to be      Offering Price            Aggregate                  Amount of
        Registered              Registered(3)        Per Share           Offering Price            Registration Fee
       Common Stock       385,691 shares(1)       $16.73 to $24.25         $ 7,371,061                  $  678
     $1.00 par value      364,309 shares(2)       $15.53                   $ 5,657,719                  $  521
                          -------                                          -----------                  ------
                          750,000 shares                                   $13,028,780                  $1,199
                          =======                                          ===========                  ======

(1) Shares, valued at the exercise price pursuant to Rule 457(h), underlying incentive stock options outstanding under the Plan named above.
(2) Shares available for issuance pursuant to stock option grants or restricted stock awards, valued at the average of the high and low price on the New York Stock Exchange on June 20, 2002. Pursuant to Rule 457(c) and 457(h), the offering price and registration fee are based on a price of $15.53 per share, which price is an average of the high and low prices of the Common Stock on the New York Stock Exchange on June 20, 2002.
(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of Common Stock to cover any adjustments in the number of shares issuable pursuant to the plan named above, or options or other awards granted thereunder, as a result of anti-dilution provisions contained therein.

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                                     PART 1

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         Note: The document(s) containing the information specified in Item 1 of
Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). As specified in Form S-8, such documents are not filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Note: The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement also will indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b). The statement will include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant, are incorporated herein by reference and made a part hereof: (i) Annual Report on Form 10-K for the year ended February 28, 2002; and (ii) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (No. 001-12777) filed February 24, 1997.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 4.  DESCRIPTION OF SECURITIES

         The class of Common Stock, par value $1.00 per share, to be offered is registered under Section 12(b) of the Exchange Act.

         Plan interests are not being registered in this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters relating to the Plan have been passed upon for the Registrant by Shannon, Gracey, Ratliff & Miller, L.L.P., 777 Main Street, Suite 3800, Fort Worth, Texas 76102. At the time such legal matters were undertaken, Mr. Sam Rosen, a partner in Shannon, Gracey, Ratliff & Miller, L.L.P., was a director and the secretary of the Registrant and was the beneficial owner of 22,471 shares of Registrant common stock including exercisable options to purchase 10,000 shares of Registrant common stock. It is expected that this amount may change from time to time.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2.02-1 of the Texas Business Corporation Act (the "TBCA") empowers a corporation to indemnify its directors and officers and to purchase and maintain liability insurance for directors and officers. Section 2.02-1 of the TBCA permits indemnification of directors and officers of corporations under certain conditions and subject to certain limitations and, under certain circumstances, requires such indemnification. The TBCA provides further that a provision for indemnification of a director, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, is valid only to the extent it is consistent with
Article 2.02-1 of the TBCA, as limited by the articles of incorporation, if such limitation exists. Article 12 of the Registrant's Restated Articles of Incorporation contains a provision providing for indemnification of directors and officers to the full extent permitted by law. Section 8.01 of the Registrant's Bylaws, as amended, contains a provision providing for indemnification to the full extent permitted by law.

         Additionally, Article 11 of the Registrant's Restated Articles of Incorporation limits the personal liability of directors of the Registrant to the Registrant or its shareholder for monetary damages for an act or omission in such director's capacity as a director, except that such Article 11 does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office, (iv) an act or omission for which the liability of such director is expressly provided for by statute, or (v) an act related to an unlawful stock purchase or payment of a dividend.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the

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Commission, such indemnification is against public policy as expressed in the
Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit
Number   Description of Exhibit

4 Form of Stock Certificate for the Registrant's $1.00 par value Common Stock (incorporated by reference to Exhibit 4 of the Quarterly Report on Form 10-Q filed by Registrant for the quarter ended August 31,
         2000).

4.1 AZZ incorporated 2001 Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Proxy Statement for the Registrants annual shareholders meeting held on July 10, 2001).

5* Opinion of Shannon, Gracey, Ratliff & Miller, L.L.P. regarding legality of registered securities.

23*      Consent of Ernst & Young LLP.

*        Filed herewith (see Exhibit Index).


ITEM 9.  UNDERTAKINGS

    (a)     The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendments thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering

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          price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 19th day of June, 2002.

                                 AZZ incorporated


                                 By: /s/ David H. Dingus
                                    -------------------------------------------
                                         David H. Dingus, President
                                         and Chief Executive Officer

                                 By: /s/ Dana L. Perry
                                    -------------------------------------------
                                         Dana L. Perry, Vice President and
                                         Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                            Date
---------                        -----                            ----

 /s/ David H. Dingus             President, Chief Executive       June 19, 2002
-----------------------
David H. Dingus                  Officer and Director

 /s/ Dana L. Perry               Vice President, CFO              June 19, 2002
-----------------------
Dana L. Perry                    and Director

 /s/ L. C. Martin                Chairman of the Board            June 19, 2002
-----------------------
L. C. Martin

 /s/ Daniel E. Berce             Director                         June 19, 2002
-----------------------
Daniel E. Berce

/s/ Martin C. Bowen              Director                         June 19, 2002
-----------------------
Martin C. Bowen

 /s/ Daniel R. Feehan            Director                         June 19, 2002
-----------------------
Daniel R. Feehan

 /s/ R. J. Schumacher            Director                         June 19, 2002
-----------------------
R. J. Schumacher

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 /s/ Sam Rosen                              Director              June 19, 2002
--------------------------
Sam Rosen

 /s/ Dr. H. Kirk Downey                     Director              June 19, 2002
--------------------------
Dr. H. Kirk Downey

 /s/ Kevern R. Joyce                        Director              June 19, 2002
--------------------------
Kevern R. Joyce

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